Exhibit 99.1

Contact: Kenneth P. Cherven

President/CEO

(727) 520-0987

NEWS

RELEASE

FIRST COMMUNITY BANK CORPORATION ANNOUNCES FOURTH QUARTER RESULTS

Pinellas Park, Florida (January 30, 2009) – Kenneth P. Cherven, President and C.E.O. of First Community Bank Corporation of America, reported an after-tax loss for the fourth quarter ended December 31, 2008 of $(4,516,000) or $(1.10) basic per share, compared to net income of $521,000 or $0.13 basic per share for the same period in 2007.

The Bank recorded a net loss, after-tax, for the year 2008 of $(3,635,000) or $(0.88) basic per share, compared to net income of $2,865,000 or $0.70 basic per share for the year 2007.

The losses for both the fourth quarter and full year were the result of increases in provision for loan loss expense of $6.4 million and $8.1 million, respectively over what was provided in 2007. First Community Bank of America increased its reserve for loan losses to $8,230,000 or 2.00% of loans on December 31, 2008 from $4,479,000 or 1.16% of loans on December 31, 2007. Net loan charge-offs were $5,485,000 for the full year 2008 compared to $185,000 for the full year 2007.

Total assets increased 15%, from $436 million to $501 million. Net loans were $404 million as of December 31, 2008 which was an increase of 6% from December 31, 2007.

Deposit growth was particularly strong, increasing 20% from $335 million on December 31, 2007 to $403 million on December 31, 2008.

First Community currently operates 10 offices along the west coast of Florida and will open its eleventh office in March 2009 at 6180 Central Avenue, St. Petersburg, Florida.

Equity increased 20% from $37 million to $44 million due to being approved and funded in the government’s Troubled Asset Relief Program (TARP). The Treasury has purchased 10,685 shares of preferred stock which carries a 5% dividend for the first five years and then increases to 9%. In addition, the Treasury received warrants to purchase 228,312 shares of common stock at a fixed price of $7.02 per share until December 23, 2018. As of December 31, 2008, First Community Bank exceeded all regulatory capital requirements.

First Community Bank Corporation of America is traded on the NASDAQ Capital Markets under the symbol FCFL.

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This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Factors that could cause actual results to differ from the results discussed in the forward-looking statements include, but are not limited to: risk of loans and investments, including dependence on local economic conditions competition for the company’s customers from other providers of financial services; possible adverse effects of changes in interest rates; execution and implementation of a series of previously announced strategic initiatives; balance sheet and capital ratio risks related to the share repurchase program; risks related to the company’s acquisition and market extension strategy, including risks of adversely changing results of operations and factors affecting the company’s ability to consummate further acquisitions or extend its markets; and other risks detailed in the company’s filings with the Securities and Exchange Commission, all of which are difficult to predict and many of which are beyond the control of the company.